EXHIBIT 99.1
CONFORMED COPY

July 11, 2007

RE: Settlement of Liquidated Damages

The parties hereto by executing this settlement and release (the “Settlement”) hereby agree upon execution of final documentation of the documents described herein, to waive and release Enigma Software Group, Inc. (the “Company”) from its obligation to pay liquidated damages, lower the maximum conversion price, or be responsible for any of the default penalties for not making Payments as of the date of this Settlement, under the Transaction Documents between the Company and Dutchess Private Equities Fund, Ltd. as successor in interest to Dutchess Private Equities Fund, LP & Dutchess Private Equities Fund, II, LP (“Dutchess”), in exchange for the following:

1.
The Company shall issue a new convertible debenture to Dutchess in the amount of $500,000 (“New Debenture”) on similar terms and conditions as the current Debenture (“Current Debenture”). The Company shall be required to pay interest only under the New Debenture in cash and Dutchess shall have the right to convert the New Debenture under Rule 144, when and as applicable.

2.
The Company shall issue to Dutchess a warrant to purchase up to 25,000,000 shares of the Company’s common stock at an exercise price equal to $0.01 per share. The term of the warrant shall be five years and have piggyback registration rights.

3.
The Company shall make payments to Dutchess on the Current Debenture starting on August 1, 2007 in an amount not less than $20,000 plus interest accrued but in no event shall the payment exceed $104,166.67 plus interest accrued. The Company shall make payments in the amount of $104,166.67 (with $83,333,33 applied to principal reduction and $20,833.34 applied to principal reduction premium) plus accrued interest, commencing September 1, 2007 and each month thereafter until the balance of the Current Debenture, redemption and interest is paid in full pursuant to the terms outlined in the Current Debenture.

By executing below, the parties acknowledge that they are bound by the terms of this Settlement. The parties also agree to cooperate and execute all other documents as may be necessary to effectuate their agreement.

All of the terms and provisions of the Current Debenture and all other documents and agreements between the Company and Dutchess shall continue in full force and effect.

Enigma Software Group, Inc.:

By: /s/ Richard M. Scarlata	By: /s/ Alvin J. Estevez	By: /s/ Colorado Stark
Richard M. Scarlata, CFO	Alvin J. Estevez, President & CEO	Colorado Stark, Executive Chairman
Date: July 15, 2007	Date: July 15, 2007	Date: July 15, 2007

Dutchess Private Equities Fund, Ltd. as successor in interest to Dutchess Private Equities Fund, LP & Dutchess Private Equities Fund, II, LP

By: /s/ Douglas Leighton
Douglas Leighton
Date: July 15, 2007